LEGAL OPINION

OUR MicroLending, LLC:

I am an attorney admitted to practice law in the State of Florida. I have reviewed the Investment Certificates that OUR MicroLending, LLC plans to issue, as described in the Offering Statement, dated December 16, 2019 (the Offering Statement).

It is my opinion that these Investment Certificates, when sold, will be legally issued and binding obligations of the issuer, OUR MicroLending, LLC.

/s/ Brian Recor

Brian Recor, Esq.

RECOR RIEBER, P.A.

Miami, Florida

December 16, 2019